Exhibit 99.1

NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES

ACQUISITION OF EVENTIS GROUP B.V.

ACTON, Mass. (Sept. 1, 2009) – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of software and hardware solutions for video-on-demand (VOD) television, today announced its acquisition of all of the issued share capital of eventIS Group B.V. eventIS is a privately owned Eindhoven, Netherlands-based company that provides VOD and linear broadcast software and related services to cable television and telecommunication companies primarily in Europe. For 2008, eventIS generated U.S. GAAP revenues of approximately $13 million and was profitable. It has approximately 70 full-time equivalent employees.

Under the terms of the definitive agreement, SeaChange paid €25.5 million ($36.6 million) upon the closing of the transaction today. In addition, SeaChange is obligated to pay €1.2 million ($1.7 million) in cash to the former eventIS shareholders on each of the first three anniversary dates following the acquisition. SeaChange is also obligated on each of the aforementioned anniversary dates to issue shares of restricted stock of SeaChange equating to €800,000 ($1.1 million) annually to the former eventIS shareholders.

The purchase price will also include an additional performance-based component principally related to the achievement of certain annual revenue targets for eventIS and SeaChange products and services. The revenue performance metrics will cover the three-year period ending January 31, 2013, with payment upon achievement of these metrics occurring annually.

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SeaChange Acquires eventIS/Page 2

SeaChange management will discuss the acquisition of eventIS in more detail during its fiscal 2010 second quarter earnings conference call scheduled for 5 p.m. E.D.T. today. Conference call and webcast information is as follows:

•	Telephone: 888-287-3944 (U.S.) and 706-758-3938 (international); Conference ID 2418-6042

•	Webcast: www.schange.com in the Investor Relations section. An archived webcast will be available at this site.

About eventIS Group B.V.

Founded in 2002 and based in Eindhoven, Netherlands, eventIS develops and supports open software solutions for metadata management and video-on-demand, enabling broadband and broadcast television operators to offer advanced multiplatform services. Customers throughout Europe are delivering VOD and personal video recording services based on eventIS’s schedule management, content catalogue generation, transaction management and service assurance systems. Visit www.eventIS.nl.

About SeaChange International

SeaChange International is a leading provider of software applications, services and integrated solutions for video-on-demand (VOD), digital advertising, and content acquisition monetization and management. Its powerful open VOD and advertising software and scaleable hardware enable cable and telco operators, as well as broadcasters, to provide new on-demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy Award-winning and patented technology, thousands of SeaChange deployments are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

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SeaChange Acquires eventIS/Page 3

Safe Harbor Provision

Any statements contained in this document that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the ability of the Company to integrate businesses acquired by the Company, including eventIS Group B.V. and Mobix Interactive Ltd; future acquisitions or joint ventures that are unsuccessful; impairment of the Company’s goodwill or intangible assets, in particular related to acquired businesses; the continued growth, development and acceptance of the video-on-demand market; current economic and market conditions that make forecasting difficult; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s products; the Company’s ability to manage its growth; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to obtain licenses or distribution rights for third-party technology at acceptable prices; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the performance of companies in which the Company has made equity investments, including Casa Systems and On Demand Deutschland GmBH & Co. KG; risks in the Company’s investments that adversely effect the value or liquidity of the investments; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; any weaknesses over internal controls over financial reporting; any additional tax liabilities that the Company may be subject to; system errors, failures or disruptions; and volatility of the Company’s stock price.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2009. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made.

The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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